Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 30, 2021 (except Note 25(b), as to which the date is September 13, 2021) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-259104) and the related Prospectus of Toast, Inc. for the registration of 25,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 13, 2021